EXHIBIT 99.1

           AMERICAN RIVER BANKSHARES INCREASES QUARTERLY CASH DIVIDEND

Sacramento, CA, March 17, 2005 - American River Bankshares [NASDAQ: AMRB] announced a quarterly cash dividend of 12.5 cents per share payable on April 15, 2005 to shareholders of record on April 1, 2005.

The quarterly dividend of 12.5 cents represents a 14.2% increase over the dividends paid for the prior quarter and for the same quarter last year.

"A dividend increase is consistent with our long history of building shareholder value," said David Taber, president and CEO of American River Bankshares. "After reporting another year of record earnings, including an 18% increase in earnings per share, it just makes sense."

In 1992, American River Bankshares developed a plan to insure quality and value for their shareholders, which included semi-annual dividends, stock dividends and splits and share repurchases. In March 2004, American River Bankshares further enhanced shareholder value by increasing the frequency of cash dividends to a quarterly basis.

American River Bankshares [NASDAQ: AMRB] is the parent company of American River Bank ("ARB"), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call 916-565-6100 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; www.bankofamador.com.


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